Exhibit 99.2

Q1 2011 Investor Conference Call Script

April 20, 2011

Paul Lidsky:

Thank you, operator. Good afternoon. This is Paul Lidsky, President and Chief Executive Officer of Datalink. I’d like to welcome everyone to this afternoon’s conference call. Thank you for joining us.  With me today is Greg Barnum, our Vice President of Finance and Chief Financial Officer. I’ll now turn the call over to Greg to discuss our first-quarter results and our outlook for the second quarter and then I will provide some additional perspectives on the first quarter and year.

Greg Barnum:

Thanks Paul.  In today’s conference call we will be discussing our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those anticipated, depending on a variety of factors. Please refer to Datalink’s filings with the Securities and Exchange Commission for a full discussion of our company’s risk factors.

Revenues for the first quarter ended March 31, 2011 increased 37% to $85.7 million compared to $62.5 million in the first quarter of 2010.  As we discussed on the fourth quarter call, effective January 1, 2011 we were required to adopt a new revenue recognition accounting standard.  This new standard requires that we now recognize product revenues upon shipment versus upon installation as under our old revenue recognition method.  This new method resulted in the recognition of approximately $7.5 million of revenues in the first quarter of 2011 that would have been recognized in the fourth quarter of 2010 if the company had been recognizing revenue upon shipment.

On a GAAP basis, we reported net earnings of $1.7 million or $0.12 per share for the first quarter of 2011.  This compares to a net loss of $891,000 or $0.07 per share in the first quarter of 2010.

For the rest of my comments on the income statement, I will be referring to non-GAAP amounts and percentages as reported in today’s press release. A detailed reconciliation between GAAP and non-GAAP information is contained in the tables included in the today’s press.

The primary adjustments to GAAP results are:

•                  Stock based compensation charges;

•                  Integration and transaction costs;

•                  The amortization of the backlog and customer relationship intangibles; and

•                  The income tax expense relating to the above non-GAAP adjustments.

On a Non-GAAP basis, net earnings for the first quarter of 2011 were $2.2 million, or $0.16 per share, compared to non-GAAP net earnings of $107,000, or $0.01 per share, in the first quarter of 2010.

For the quarter we saw our product revenues increased 46% to $ 55.6 million, and our service revenues increased 21% to $30.1 million from the first quarter of last year.

Overall gross margin in the first quarter of 2011 was 24.2% which is up from 23.8% in the first quarter of last year.  This increase is primarily due to increased rebates and a mix of more profitable product sales. Going forward overall gross margins will continue to fluctuate based upon product mix however we expect them to remain in the 23% to 24% range for the year.

Our services margins decreased to 24.6% in the first quarter of 2011 from 26.8% in the first quarter of last year.  This decrease reflects an increase in the sales of products on which we are not able to sell first call support and Datalink installation, which carry lower gross margins, but similar operating margins.  Going forward we expect service gross margins to increase to the 25% to 27% range.

Our operating margin in the first quarter was 4.4% compared to .3% in the first quarter of 2010.  This operating margin improvement reflects the financial leverage that we have been talking about in our model as our revenues increase.  For example in the first quarter, a 36% increase in revenues resulted in a 2,000% increase in operating income.

Our working capital position at the end of March was $42.6 million, compared to $21.6 million at the end of December.  Without the proceeds from the secondary offering of $17.5 million, working capital would have been $25.1 million.   Our cash and investment balance at the end of March was $29.4 million and our balance sheet remains debt free.

Based on our sales pipeline and backlog we expect revenues to be between $80 million and $86 million for the second quarter of 2011 and we expect second quarter 2011 net earnings to be between $0.07 and $0.11 per diluted share on a GAAP basis, and net earnings of between $0.09 and $0.13 per diluted share on a non-GAAP basis.  In the second quarter of 2010 we reported revenues of $70.9 million and GAAP net earnings per share were break-even and non-GAAP net earnings per share were $0.06 per share.

Let me now turn the call over to Paul.

Paul Lidsky:

Thanks Greg.

I am very pleased to report to you that we are launching 2011 with strong first quarter results.  Our 37% increase in revenues to $85.7 million and 2,000% increase in Non-GAAP earnings to $2.2 million are evidence of our continued growth in both the top and bottom lines and just as importantly, an increased growth trajectory over 2010.  We remain focused on executing our strategy to deliver data center hardware, software and services solutions that meet the needs of our enterprise customers.  Our customers continue to call upon us to take on an ever growing responsibility for more aspects of their data center and we see this in our growth numbers.

The virtual data center movement is a large and growing market opportunity for us.  We are capitalizing on this demand and have demonstrated success with large and mid-sized enterprise customers and are well positioned as the market’s go-to partner for data center virtualization.

We have capitalized on this market opportunity with existing customers, as well as new customers. Our customers have migrated to virtual data centers in a variety of ways. In some cases, we have helped customers migrate to a virtual data center in multiple phases. In other cases, we have helped them deploy a virtual data center in one step.

In the first quarter of 2011, we were awarded over 15 virtual data center solution projects, including:

•                  A multi-billion dollar supply chain company purchased over $2 million of HDS VSC storage virtualization to support their expanding virtualized data center strategy.

•                  A global digital content company purchased a unified virtual data center solution.  The result was over $2.5 million in orders that span virtualization management, storage and networking.

•                  A leading fashion accessories retailer leveraged a Datalink-deployed FlexPod solution to support corporate and retail operations.

•                  A mid-western school district purchased a FlexPod solution to support a virtual desktop strategy, providing staff and students access to education content from multiple devices.

•                  Finally, a mid-size west coast bank took advantage of Datalink’s V-Scape solution to gain the same efficiencies that larger financial organizations are seeing in their commercial operations.

Many of these solutions are part of a larger overall data center strategy with our customers that will continue to generate future transactions as evidenced by our growing pipeline.

Networking, one of the cornerstones of our data center strategy, grew 16% to $5 million, up from $4.3 million in the comparable quarter of 2010.   We expect our Networking business to grow based on a steadily increasing pipeline which now stands at over $20 million.  Data center projects across the spectrum are more in demand and leveraging our long-standing storage heritage and expertise continues to be our strongest entry point.  Storage revenues continue to be strong up 51% to $24.4 million from the comparable period as data demands continue to grow in volume and complexity.

Our efforts to maintain a close relationship with our customers continues to show in our services growth which was up 21% to $30.1 million in the first quarter.   Additionally, in January we introduced a new national consulting services offering which allows us to work with enterprise executives on longer term IT business strategies and leverages what has always been Datalink’s strength, aligning IT solutions to meet business demands.

Market share and wallet share growth are always top of mind in our efforts. I am encouraged that we were able to triple the number of customers doing over $1 million in business with us in the first quarter as compared to the first quarter of 2010.  I attribute this upward trend to the current macroeconomics conditions that are allowing our customers to feel more comfortable about engaging in a growing number of strategic infrastructure acquisitions.  We also continue to focus on new customer acquisition, and as a result have added 67 new customers in the first quarter.

I am also pleased with the successful follow-on public offering we completed in early March which raised $17.5 million and increased our public float by 4.3 million shares. This money will be used to fund additional acquisitions in support of our growth plans.  I was also pleased to see that both current and new investors resonated with our data center strategy and growth plans and in fact we were able to attract 26 new institutional investors to participate in the offering.  In addition, we entered into a $10 million line of credit agreement that while not needed today, will give us additional capital to support future organic growth.  With our strong balance sheet, $42.6 million of working capital, and no debt, we are positioned to pursue our growth objectives both organically and through strategic acquisitions.

Ensuring our teams have access to the latest technologies and training is foundational to our growth plans.  In January at our annual technical summit, our teams led by internal leaders and 26 vendor partners participated in over 40 different training sessions on both Datalink offered services and hardware and software from our leading technology partners.  Continuing to maintain over 625 certifications, we were recognized by CRN in their first ever Tech Elite 250 community recognizing solution providers who lead in the top level programs and highest certifications for data center solutions.

With that, I’d like to turn the call back to the operator so that we can take your questions.

Operator:

Operator conducts Q&A session.

Paul Lidsky:

Thank you again for joining us today. Have a great afternoon.